Exhibit 99.1
                                                                    ------------
Press Release

                       CAPITAL ALLIANCE INCOME TRUST LTD.
                        ANNOUNCES SECOND QUARTER DIVIDEND


SAN FRANCISCO - (BUSINESS WIRE) - June 3, 2005 - Capital Alliance Income Trust Ltd. ("CAIT") (AMEX: CAA-news) a residential mortgage REIT declared a Preferred share dividend of approximately $0.1602 per share for shareholders of record as of May 31, 2005 payable June 15, 2005. The Preferred share dividend is CAIT's 155th consecutive monthly preferred dividend. CAIT's Board of Directors is planning to meet in June to address the June Preferred dividend.

The Common share dividend for the second quarter was omitted to avoid a return of capital.

Richard Wrensen, CAIT's Chief Financial Officer and Executive Vice President noted that the current interest rate environment, increased competition and regulatory requirements are negatively impacting the REIT's operating performance. "Our average margins have declined since last summer, due to a flatter yield curve and increased competition. Also the regulatory costs in time, energy and dollars of the post Sarbanes-Oxley environment are disproportionately costly for a small company."

CAIT is a specialty residential lender which originates and invests in conforming and high-yielding, non-conforming residential mortgage loans on one-to-four-unit-residential properties located primarily in California and other western states. It also originates loans for sale to investors, on a whole-loan basis for cash through its mortgage banking subsidiary, Capital Alliance Funding Corporation. All loans with a combined loan-to-value ratio of greater than 75% of the collateral's appraised value at the time of funding are pre-sold into the secondary market. Only residential loans with a combined loan-to-value of 75% or less are retained in CAIT's portfolio of mortgage investments.

This document contains "forward-looking statements" (within the meaning of the Private Securities Litigation Reform Act of 1995) that inherently involve risks and uncertainties. CAIT's actual results and liquidity can differ materially from those anticipated in these forward-looking statements because of changes in the level and composition of CAIT's investments and unforeseen factors. As discussed in CAIT's filings with the Securities and Exchange Commission, these factors may include, but are not limited to, changes in general economic conditions, the availability of suitable investments, fluctuations in and market expectations for fluctuations in interest rates and levels of mortgage prepayments, deterioration in credit quality and ratings, the effectiveness of risk management strategies, the impact of leverage, the liquidity of secondary markets and credit markets, increases in costs and other general competitive factors.

Contact:    Capital Alliance Income Trust Ltd., San Francisco
            Richard J. Wrensen, Executive Vice President and CFO, 415/288-9575 rwrensen@calliance.com www.calliance.com